Exhibit 99.1

Torchlight Energy Signs JV With Ring Energy on 17,000 Acres in Kansas

Torchlight to Fund 10 Wells for 50% Working Interest in the Entire Play

PLANO, TX -- (Marketwired) -- 10/17/13 --  Torchlight Energy Resources, Inc. (OTCQB: TRCH) ("Torchlight Energy" or "the Company") today announced that the Company has signed a joint venture (JV) agreement with Ring Energy, Inc. (NYSE MKT: REI) ("Ring Energy") to acquire a 50% working interest on 17,000 acres of highly prospective oil fields in Gray, Haskell and Finney Counties, Kansas. The transaction increases Torchlight's acreage in the Kansas plays to over 35,000 gross acres. Torchlight expects to finance drilling on 10 wells in the next 6 to 7 months to earn into the full 50% working interest. Ring Energy and Torchlight expect to commence operations on five wells in the fourth quarter of 2013.

This area of southwestern Kansas has been a prolific producing area for many years. Oil production in the region accounts for over 20% of all the oil produced in the state. There are 450 potential locations within the 17,000 acres Torchlight and Ring Energy are Joint Venture partners on, assuming 40 acres of initial spacing. Historically, wells in the surrounding area have produced up to 100,000 barrels from the Mississippi Limestone formation, which will be the JV's primary target.

"We are excited to partner with Ring Energy to exploit this under developed region," commented John Brda, President of Torchlight Energy. "With their extensive experience and expertise in this area, we are confident we can generate excellent returns using vertical drilling with a single stage light frac. Furthermore, we believe that potentially, multiple pay zones, including the Marmaton, Morrow and KC Lansing, exist behind pipe for future development and will be very impactful to our total reserve base."

The acreage is a likely candidate for 20 acre spacing which would significantly impact drilling inventory and total reserves. Torchlight has budgeted for all wells to be drilled over the next 6 to 7 months and is currently planning out its 2014 capital expenditure programs. The leases are held on an 80% Net Revenue Interest to the entire lease and there is excellent offset well control.

About Torchlight Energy

Torchlight Energy Resources, Inc. (OTCQB: TRCH), based in Plano, Texas, is a high growth oil and gas Exploration and Production (E&P) company with a primary focus on acquisition and development of highly profitable domestic oil fields. The company currently holds interests in Texas, Kansas and Oklahoma where their targets are established plays such as the Eagle Ford Shale, Mississippi Limestone and Hunton Limestone trends. For additional information on the company, please visit www.torchlightenergy.com.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and Kansas. www.ringenergy.com

Forward Looking Statement

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including risks associated with Torchlight Energy's ability to obtain additional capital in the future to fund planned expansion, the demand for oil and natural gas, general economic factors, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Derek Gradwell

MZ Group

SVP Natural Resources

Phone: 512-270-6990

Email: dgradwell@mzgroup.us

Web: www.mzgroup.us

Source: Torchlight Energy Resources, Inc.